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                            [LOGO OF SOUTHERN STAR]


News Release

Southern Star Central Gas Pipeline, Inc.

Date:       February 13, 2004

Contacts:   Rob Carlton               Gayle Hobbs
            (270) 852-4500            (270) 852-4503

          Owensboro, KY - Michael Walsh Promoted to Chief Executive Officer; Jerry Morris Named President and Chief Operating Officer

         Southern Star Central Gas Pipeline, Inc. (Southern Star) is pleased to announce that Michael Walsh, its President and Chief Operating Officer, has been promoted to Chief Executive Officer, and Jerry Morris has been promoted to President and Chief Operating Officer. Christopher Lee, Southern Star's Chief Executive Officer since 2003, will continue to serve in his capacity as Chairman of the Board.

         Lee said Walsh will focus on the development and implementation of Southern Star's business strategy and financial goals. "In addition to Michael's financial expertise, he enjoys a terrific relationship with Southern Star's officer group and investors," said Lee. "Michael will continue to work closely with Jerry and the Southern Star management team to implement Southern Star's strategic initiatives on behalf of our customers, employees, communities, and investors."

         In addition to his position at Southern Star, Walsh is a partner at AIG Highstar Capital, L.P., a private equity fund sponsored by American International Group. Walsh led Highstar's acquisition of Southern Star in 2002 and was subsequently named its President and Chief Operating Officer in 2003. Walsh received his BSBA in finance from the University of Illinois and his MBA from the University of Chicago.

         Morris joined Southern Star as its Director, Business Development and Strategic Planning in 2002 and was promoted to Vice President, Business Development and Strategic Planning in 2003. He began his 27-year career in the natural gas industry as an accountant for Texas Gas Transmission Corporation and served there as Director, Rates and Strategic Planning. When that company was purchased by Williams, Morris was selected as Director of Rates and Strategic Planning and Director, Business Development for Williams Gas Pipeline - SouthCentral. Morris chaired the Company's Credit Union Board and its charitable giving campaign. Morris obtained both his BSBA and MBA from Murray State University.

         "We're extremely proud to announce Jerry's promotion," said Walsh. "He is a natural for the leadership role. He has a passion for the Company. He has a tremendous amount of experience in strategic areas of the business. He is well known and well liked by our customers, understands the Federal Energy Regulatory Commission and the markets, and exemplifies the type of employee-focused leadership we value. His promotion further underscores our confidence in Southern Star's management team."

         Morris said he is both excited and humbled by this opportunity.




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         "This is a wonderful time in the history of our Company," said Morris.
"We now have the backing to explore exciting growth opportunities. We have strong relationships with our customers that we will constantly seek to build upon. We will move into our new corporate headquarters in October. Our employees are exceptional, and I've known and worked with our officer group for a number of years. This year marks our Company's 100th year of existence. With a solid foundation from the past century, our challenge is to ensure growth and success for the next 100 years. We're on a terrific roll and have no intention of letting the momentum stop."

         Morris and his family have lived in Owensboro 27 years. He is married to the former Sharon Fischer and has two daughters, Lacey and Rachel. He is active in the Owensboro community, serving as Secretary of the RiverPark Center Board of Directors, Treasurer of the Daviess County High School Alumni and Friends, and is a member of the Owensboro Bring Back Baseball Committee. His past involvement includes serving as Chairman of the Dean's Advisory Council for the College of Business at Murray State University, Co-Chairman of the Owensboro Civic Index Committee, serving on the Owensboro MDA Executive Committee, and working with children as a Junior Achievement advisor and Junior High football coach.

About Southern Star -

         Southern Star, headquartered in Owensboro, Kentucky, is a natural gas transmission system spanning over 6,000 miles in the Midwest and Mid-continent regions of the United States. Southern Star's pipeline system and facilities are located throughout Kansas, Oklahoma, Missouri, Wyoming, Colorado, Texas. It serves major markets such as St. Louis, Wichita, and Kansas City. Southern Star is a wholly-owned subsidiary of Southern Star Central Corp., a subsidiary of AIG Highstar Capital, L.P.